EXHIBIT 99.1

PRESS RELEASE DATED APRIL 27, 2022

Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519
FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES
FIRST QUARTER 2022 RESULTS

NOTABLE ITEMS FOR THE QUARTER INCLUDE:

•DILUTED EARNINGS PER SHARE WERE $0.30 FOR THE CURRENT QUARTER AS COMPARED TO $0.34 FOR THE TRAILING QUARTER, AND $0.38 FOR THE FIRST QUARTER OF 2021.
•NET INTEREST MARGIN DECREASED BY NINE BASIS POINTS TO 2.87% COMPARED TO 2.96% FOR THE TRAILING QUARTER, AND BY 23 BASIS POINTS COMPARED TO 3.10% FOR THE FIRST QUARTER OF 2021.
•LOANS HELD-FOR-INVESTMENT, EXCLUDING PAYCHECK PROTECTION PROGRAM (“PPP”) LOANS, INCREASED $108.1 MILLION, OR 11.5% ANNUALIZED, DURING THE QUARTER. CREDIT QUALITY REMAINS STRONG WITH NON-PERFORMING LOANS TO TOTAL LOANS REMAINING AT 0.21%.
•DEPOSITS, EXCLUDING BROKERED, INCREASED $143.5 MILLION, OR 13.9% ANNUALIZED, DURING THE QUARTER. TRANSACTION ACCOUNTS REPRESENT 51% OF TOTAL DEPOSITS AT QUARTER END. THE AVERAGE COST OF DEPOSITS DECREASED TO 11 BASIS POINTS FROM 12 BASIS POINTS FOR THE TRAILING QUARTER. AT MARCH 31, 2022 OUR COST OF DEPOSITS WAS 0.10%.
•REPURCHASED 528,122 SHARES TOTALING APPROXIMATELY $8.2 MILLION.
•CASH DIVIDEND DECLARED OF $0.13 PER SHARE OF COMMON STOCK, PAYABLE MAY 25, 2022, TO STOCKHOLDERS OF RECORD AS OF MAY 11, 2022.

WOODBRIDGE, N.J., APRIL 27, 2022 -- NORTHFIELD BANCORP, INC. (Nasdaq:NFBK) (or the “Company”), the holding company for Northfield Bank, reported diluted earnings per common share of $0.30 for the quarter ended March 31, 2022, as compared to $0.38 per diluted share for the quarter ended March 31, 2021. Earnings for the quarter ended March 31, 2021 included a benefit for credit losses of $2.4 million ($1.7 million after tax, or $0.03 per share) reflecting an improvement in the forecasted economic outlook during the quarter and approximately $1.9 million ($1.4 million after tax, or $0.03 per share) of accretable income related to the payoffs of purchased credit-deteriorated (“PCD”) loans.

Commenting on the quarter, Steven M. Klein, the Company’s Chairman, President and Chief Executive Officer stated, “I’m pleased to announce Northfield has reported a strong quarter of financial performance as a result of our pristine credit quality, prudent management of expenses, and growth in loan and deposit balances.” Mr. Klein continued, “Our locally grown approach to community banking, focused on delivering the products our business and retail customers want, with the personal service they deserve, is demonstrated by our loan and deposit successes.”

Mr. Klein further noted, “I am pleased to announce that the Board of Directors has declared a cash dividend of $0.13 per common share, payable May 25, 2022, to stockholders of record on May 11, 2022.”

Results of Operations
Comparison of Operating Results for the Three Months Ended March 31, 2022 and 2021

Net income was $14.1 million and $18.7 million for the three months ended March 31, 2022 and March 31, 2021, respectively. Significant variances from the comparable prior year period are as follows: a $3.3 million decrease in net interest income, a $2.8 million increase in the provision for credit losses on loans, a $923,000 decrease in non-interest income, an $854,000 decrease in non-interest expense, and a $1.6 million decrease in income tax expense.

Net interest income for the three months ended March 31, 2022, decreased $3.3 million, or 8.2%, to $36.9 million, from $40.2 million for the three months ended March 31, 2021, primarily due to a 23 basis point decrease in net interest margin to 2.87% from 3.10% for the three months ended March 31, 2021, and a $45.5 million, or 0.9%, decrease in the average balance of interest-earning assets. The decrease in the average balance of interest-earning assets was due to decreases in the average balance of loans outstanding of $25.8 million, the average balance of mortgage-backed securities of $177.8 million, and the average balance of Federal Home Loan Bank of New York (“FHLBNY”) stock of $6.4 million, partially offset by increases in the average balance of other securities of $154.5 million, and the average balance of interest-earning deposits in financial institutions of $10.1 million.

The decrease in net interest margin was primarily due to lower yields on interest-earning assets, which decreased 35 basis points to 3.13% for the three months ended March 31, 2022, from 3.48% for the three months ended March 31, 2021. The decrease in yields was partially offset by the decrease in the cost of interest-bearing liabilities, which decreased by 14 basis points to 0.36% for the three months ended March 31, 2022, from 0.50% for the three months ended March 31, 2021, primarily driven by lower cost of deposits due to the low interest rate environment and a change in the composition of the deposit portfolio as the average balance of transaction accounts increased and the average balance of certificates of deposit decreased. Net interest income for the three months ended March 31, 2022, included loan prepayment income of $1.1 million as compared to $860,000 for the three months ended March 31, 2021. The Company accreted interest income related to PCD loans of $391,000 for the three months ended March 31, 2022, as compared to $2.4 million for the three months ended March 31, 2021. The higher accretable PCD interest income in the prior year was primarily related to payoffs of PCD loans in the first quarter of 2021. Fees recognized from PPP loans totaled $701,000 for the three months ended March 31, 2022, as compared to $1.3 million for the three months ended March 31, 2021.

The provision for credit losses on loans increased by $2.8 million to a provision of $403,000 for the three months ended March 31, 2022, compared to a benefit of $2.4 million for the three months ended March 31, 2021. The prior year benefit for credit losses was primarily due to improvements in in the economic forecast. The current year provision for credit losses is due to growth in the loan portfolio. Net charge-offs were $102,000 for the three months ended March 31, 2022, primarily related to an unsecured non-accrual commercial and industrial loan, as compared to net charge-offs of $2.4 million for the three months ended March 31, 2021 which related to PCD loans.

On January 1, 2021, the Company adopted ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“CECL”). CECL requires the measurement of all expected credit losses over the life of financial instruments held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. In connection with the adoption of CECL, the Company recognized a cumulative effect adjustment that reduced stockholders’ equity by $3.1 million, net of tax. At adoption, the Company increased its allowance for credit losses by $11.1 million, comprised of $10.4 million and $737,000, respectively, for loans and unfunded commitments, including $6.8 million related to PCD loans. For PCD loans, the allowance for credit losses recorded is recognized through a gross-up that increases the amortized cost basis of loans with a corresponding increase to the allowance for credit losses, and therefore results in no impact to shareholders' equity.

Non-interest income decreased by $923,000, or 35.0%, to $1.7 million for the three months ended March 31, 2022, from $2.6 million for the three months ended March 31, 2021, due primarily to a decrease of $1.2 million in gains on trading securities, net. For the three months ended March 31, 2022, losses on trading securities were $802,000, as compared to gains of $364,000 for three months ended March 31, 2021. The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the Company's deferred compensation plan (the “Plan”). The participants of this Plan, at their election, defer a portion of their compensation. Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values. Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the Plan. Partially offsetting the decrease was a $134,000 increase in in fees and service charges for customer services and an increase of $167,000 in gains on sales of available-for-sale debt securities.

Non-interest expense decreased $854,000, or 4.4%, to $18.7 million for the three months ended March 31, 2022, compared to $19.6 million for the three months ended March 31, 2021. The decrease was primarily due to a $1.0 million net decrease in employee compensation and benefits. The decrease was caused by a decrease of $1.2 million related to the Company's deferred compensation plan expense, which as discussed above has no effect on net income, as well as a decrease in medical benefit costs offset by an increase in salary expenses related to annual merit increases. Additionally, occupancy expense decreased by $293,000, primarily related to higher snow removal costs during the first quarter of 2021. Partially offsetting the decreases was an increase in other expense of $442,000, primarily due to an increase in the reserve for unfunded commitments as well as an increase in other operating expenses.

The Company recorded income tax expense of $5.3 million for the three months ended March 31, 2022, compared to $6.9 million for the three months ended March 31, 2021. The effective tax rate for the three months ended March 31, 2022, was 27.4% compared to 27.1% for the three months ended March 31, 2021.

Comparison of Operating Results for the Three Months Ended March 31, 2022 and December 31, 2021

Net income was $14.1 million and $16.1 million for the quarters ended March 31, 2022, and December 31, 2021, respectively. Significant variances from the prior quarter are as follows: a $1.5 million decrease in net interest income, a $364,000 increase in the provision for credit losses on loans, a $2.6 million decrease in non-interest income, a $2.0 million decrease in non-interest expense, and a $467,000 decrease in income tax expense.

Net interest income for the quarter ended March 31, 2022, decreased by $1.5 million, or 3.9%, primarily due to a nine basis point decrease in net interest margin to 2.87% from 2.96% for the quarter ended December 31, 2021, partially offset by a $73.5 million, or 1.4%, increase in the average balance of interest-earning assets. The increase in the average balance of interest-earning assets was primarily due to increases in the average balance of loans outstanding of $37.6 million, the average balance of mortgage-backed securities of $41.6 million and the average balance of other securities of $53.5 million, partially offset by a decrease in the average balance of interest-earning deposits in financial institutions of $59.0 million.

The decrease in net interest margin was primarily due to lower yields on interest-earning assets, which decreased by 10 basis points to 3.13% for the quarter ended March 31, 2022, from 3.23% for the quarter ended December 31, 2021. The cost of interest-bearing liabilities decreased by one basis point to 0.36% for the quarter ended March 31, 2022, from 0.37% for the quarter ended December 31, 2021. Net interest income for the quarter ended March 31, 2022, included loan prepayment income of $1.1 million as compared to $2.0 million for the quarter ended December 31, 2021. The Company accreted interest income related to PCD loans of $391,000 for the quarter ended March 31, 2022, as compared to $324,000 for the quarter ended December 31, 2021. Fees recognized from PPP loans totaled $701,000 and $1.3 million, respectively, for the quarters ended March 31, 2022, and December 31, 2021.

The provision for credit losses on loans increased by $364,000 to a provision of $403,000 for the quarter ended March 31, 2022, from a provision of $39,000 for the quarter ended December 31, 2021. The increase in the provision was primarily due to loan growth, partially offset by payoffs of substandard-rated loans during the quarter. Net charge-offs were $102,000 for the quarter ended March 31, 2022, as compared to net recoveries of $73,000 for the quarter ended December 31, 2021. Net charge-offs for the quarter ended March 31, 2022, were primarily related to an unsecured non-accrual commercial and industrial loan.

Non-interest income decreased by $2.6 million, or 59.9%, to $1.7 million for the quarter ended March 31, 2022, from $4.3 million for the quarter ended December 31, 2021. The decrease was primarily due to a decrease of $1.4 million in gains on trading securities. For the quarter ended March 31, 2022, losses on trading securities, net, were $802,000, compared to gains of $607,000 for the quarter ended December 31, 2021. Also contributing to the decrease in non-interest income for the quarter were decreases of $255,000 in gains on available-for-sale debt securities, net, $697,000 in income on bank-owned life insurance attributable to benefit claims in the prior quarter, and $169,000 in fees and service charges for customer services.

Non-interest expense decreased by $2.0 million, or 9.6%, to $18.7 million for the quarter ended March 31, 2022, from $20.7 million for the quarter ended December 31, 2021, primarily due to a $2.5 million decrease in compensation and employee benefits, which included a $1.4 million decrease in the Company's deferred compensation plan expense, which as previously discussed has no effect on net income, and decreases in medical benefit costs. Also contributing to the decrease were a $103,000 decrease in data processing costs, a $124,000 decrease in professional fees, and a $200,000 decrease in advertising expense, partially offset by an $818,000 increase in other expenses related to an increase in the reserve for unfunded commitments as well as an increase in other operating expenses.

The Company recorded income tax expense of $5.3 million for the quarter ended March 31, 2022, compared to $5.8 million for the quarter ended December 31, 2021. The effective tax rate for the quarter ended March 31, 2022 was 27.4%, compared to 26.5% for the quarter ended and December 31, 2021.

Financial Condition
Total assets increased by $85.7 million, or 1.6%, to $5.52 billion at March 31, 2022, from $5.43 billion at December 31, 2021. The increase was primarily due to an increase in cash and cash equivalents of $44.4 million, or 48.8%, and an increase in total loans of $92.0 million, or 2.4%, partially offset by a decrease in available-for-sale debt securities of $54.0 million, or 4.5%.
As of March 31, 2022, we estimate that our non-owner occupied commercial real estate concentration (as defined by regulatory guidance) to total risk-based capital was approximately 453.1%. Management believes that Northfield Bank (the “Bank”) has implemented appropriate risk management practices including risk assessments, board-approved underwriting policies and related procedures, which include monitoring Bank portfolio performance, performing market analysis (economic and real estate), and stressing of the Bank’s commercial real estate portfolio under severe, adverse economic conditions. Although management believes the Bank has implemented appropriate policies and procedures to manage its commercial real estate concentration risk, the Bank’s regulators could require it to implement additional policies and procedures or could require it to maintain higher levels of regulatory capital, which might adversely affect its loan originations, ability to pay dividends, and profitability.

Cash and cash equivalents increased by $44.4 million, or 48.8%, to $135.5 million at March 31, 2022, from $91.1 million at December 31, 2021, primarily due to the liquidity obtained from loans and securities sales or paydowns as well as growth in deposits. Balances fluctuate based on the timing of receipt of security and loan repayments and the redeployment of cash into higher-yielding assets such as loans and securities, or the funding of deposit outflows or borrowing maturities.

Loans held-for-investment, net, increased by $92.0 million, or 2.4%, to $3.90 billion at March 31, 2022 from $3.81 billion at December 31, 2021. The increase was due to increases in multifamily loans of $50.7 million, or 2.0%, to $2.57 billion at March 31, 2022 from $2.52 billion at December 31, 2021, commercial real estate loans of $44.2 million, or 5.5%, to $852.8 million at March 31, 2022 from $808.6 million at December 31, 2021, home equity loans of $15.2 million, or 13.8%, to $125.2 million at March 31, 2022 from $110.0 million at December 31, 2021, commercial and industrial loans (excluding PPP loans) of $7.4 million, or 7.4%, to $107.9 million at March 31, 2022 from $100.5 million at December 31, 2021, and, to a lesser extent, an increase in one-to-four family residential loans of $2.3 million. The increases were partially offset by decreases in construction and land loans of $9.9 million, or 36.1%, to $17.6 million at March 31, 2022 from $27.5 million at December 31, 2021, and PPP loans of $16.2 million, or 39.9%, to $24.3 million at March 31, 2022 from $40.5 million at December 31, 2021. Through March 31, 2022, 2,201 borrowers have received PPP forgiveness payments totaling approximately $203.4 million.

There were 141 PPP loans outstanding totaling $24.3 million at March 31, 2022, compared to 377 loans outstanding totaling $40.5 million at December 31, 2021. The PPP provides for lender processing fees that range from 1% to 5% of the final disbursement made to individual borrowers. As of March 31, 2022, we have received loan processing fees of $9.5 million, of which $8.1 million has been recognized in earnings, including $701,000 recognized in the three months ended March 31, 2022. The remaining unearned fees will be recognized in income over the remaining term of the loans.
PCD loans totaled $14.1 million at March 31, 2022, and $15.8 million at December 31, 2021. Upon adoption of the CECL accounting standard on January 1, 2021, the allowance for credit losses related to PCD loans was recorded through a gross-up that increased the amortized cost-basis of PCD loans by $6.8 million with a corresponding increase to the allowance for credit losses. The decrease in the PCD loan balance at March 31, 2022 was due to PCD loans being sold and paid off during the period. The majority of the remaining PCD loan balance consists of loans acquired as part of a Federal Deposit Insurance Corporation-assisted transaction. The Company accreted interest income of $391,000 attributable to PCD loans for the three months ended March 31, 2022, as compared to $2.4 million for the three months ended March 31, 2021, respectively. The decrease in income accreted for the three months ended March 31, 2022 is due to the payoff of PCD loans in the prior year. PCD loans had an allowance for credit losses of approximately $4.6 million at March 31, 2022.

Loan balances are summarized as follows (dollars in thousands):

	March 31, 2022	December 31, 2021
Real estate loans:
Multifamily	$2,568,784	$2,518,065
Commercial mortgage	852,803	808,597
One-to-four family residential mortgage	186,007	183,665
Home equity and lines of credit	125,156	109,956
Construction and land	17,579	27,495
Total real estate loans	3,750,329	3,647,778
Commercial and industrial loans	107,901	100,488
PPP loans	24,349	40,517
Other loans	1,938	2,015
Total commercial and industrial, PPP, and other loans	134,188	143,020
Loans held-for-investment, net (excluding PCD)	3,884,517	3,790,798
PCD loans	14,064	15,819
Total loans held-for-investment, net	$3,898,581	$3,806,617

The following tables detail multifamily real estate originations for the three months ended March 31, 2022 and 2021 (dollars in thousands):

For the Three Months Ended March 31, 2022
Multifamily Originations	Weighted Average Interest Rate	Weighted Average LTV Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$139,427	3.16%	65%	78	V	25 to 30 Years
$1,200	3.75%	18%	181	F	15 Years
$140,627	3.17%	65%

For the Three Months Ended March 31, 2021
Multifamily Originations	Weighted Average Interest Rate	Weighted Average LTV Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$161,087	3.11%	57%	75	V	10 to 30 Years

The Company’s available-for-sale debt securities portfolio decreased by $54.0 million, or 4.5%, to $1.15 billion at March 31, 2022, from $1.21 billion at December 31, 2021. The decrease was primarily attributable to paydowns, maturities, calls, and sales. At March 31, 2022, $875.5 million of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. In addition, the Company held $75.6 million in U.S. Government agency securities, $203.1 million in corporate bonds, all of which were considered investment grade at March 31, 2022, and $52,000 in municipal bonds.

Equity securities increased by $2.5 million to $7.9 million at March 31, 2022, from $5.3 million at December 31, 2021, due to an increase in our investment in a Small Business Administration Loan Fund. This investment is utilized by the Bank as part of its Community Reinvestment Act program.

Total liabilities increased $110.2 million, or 2.4%, to $4.80 billion at March 31, 2022, from $4.69 billion at December 31, 2021. The increase was primarily attributable to an increase in deposits of $133.5 million and an increase in advance payments by borrowers for taxes and insurance of $5.1 million, partially offset by a decrease in Federal Home Loan Bank and other borrowings of $23.9 million and a decrease in accrued expenses and other liabilities of $3.3 million.
Deposits increased $133.5 million, or 3.2%, to $4.30 billion at March 31, 2022, as compared to $4.17 billion at December 31, 2021. The increase was attributable to increases of $164.7 million in transaction accounts and $1.3 million in savings accounts, partially offset by decreases of $8.9 million in money market accounts and $23.6 million in certificates of deposit. We continue to see balance runoff from high cost money market and certificates of deposit categories as we have strategically chosen not to compete on rate at this time.

Deposit account balances are summarized as follows (dollars in thousands):

	March 31, 2022	December 31, 2021
Transaction:
Non-interest bearing checking	$944,096	$898,490
Negotiable orders of withdrawal and interest-bearing checking	1,231,377	1,112,292
Total transaction	2,175,473	2,010,782
Savings and money market:
Savings	1,168,110	1,166,761
Money market	600,519	609,430
Total savings	1,768,629	1,776,191
Certificates of deposit:
Brokered deposits	21,000	31,000
$250,000 and under	276,518	286,580
Over $250,000	61,246	64,781
Total certificates of deposit	358,764	382,361
Total deposits	$4,302,866	$4,169,334

Included in the table above are business and municipal deposit account balances as follows (dollars in thousands):

	March 31, 2022	December 31, 2021

Business customers	$1,288,495	$1,184,472
Municipal customers	$686,425	$633,458

Borrowings and securities sold under agreements to repurchase decreased to $397.9 million at March 31, 2022, from $421.8 million at December 31, 2021. The decrease in borrowings for the period was largely due to the maturity and replacement of FHLB borrowings with lower cost deposits. Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent as part of leverage strategies.

The following is a table of term borrowing maturities (excluding capitalized leases and overnight borrowings) and the weighted average rate by year at March 31, 2022 (dollars in thousands):

Year	Amount	Weighted Average Rate
2022	$95,000	2.22%
2023	87,500	2.89%
2024	50,000	2.47%
2025	112,500	1.48%
Thereafter	45,000	1.45%
	$390,000	2.10%
Total stockholders’ equity decreased by $24.5 million to $715.4 million at March 31, 2022, from $739.9 million at December 31, 2021. The decrease was attributable to $8.2 million in stock repurchases, $6.1 million in dividend payments, and a $25.4 million decrease in accumulated other comprehensive income associated with a decline in the estimated fair value of our debt securities available-for-sale portfolio, partially offset by net income of $14.1 million for the quarter ended March 31, 2022, and a $1.1 million increase in equity award activity. The Company repurchased 528,122 shares of its common stock outstanding at an average price of $15.60 for a total of $8.2 million during the quarter ended March 31, 2022 pursuant to the approved stock repurchase plans.

The Company continues to maintain adequate liquidity and a strong capital position. The Company's most liquid assets are cash and cash equivalents, corporate bonds, and unpledged mortgage-related securities issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac, that we can either borrow against or sell. We also have the ability to surrender bank-owned life insurance contracts. The surrender of these contracts would subject the Company to income taxes and penalties for increases in the cash surrender values over the original premium payments. We also have the ability to obtain additional funding from the FHLB and Federal Reserve Bank utilizing unencumbered and unpledged securities and multifamily loans. The Company expects to have sufficient funds available to meet current commitments in the normal course of business.

The Company had the following primary sources of liquidity at March 31, 2022 (dollars in thousands):

Cash and cash equivalents(1)	$119,461
Corporate bonds	$187,268
Multifamily loans(2)	$1,533,869
Mortgage-backed securities (issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac)(2)	$385,234

(1) Excludes $16.1 million of cash at Northfield Bank.
(2) Represents estimated remaining borrowing potential.

The Company and the Bank utilize the Community Bank Leverage Ratio (“CBLR”) framework. The CBLR replaces the risk-based and leverage capital requirements in the generally applicable capital rules. At March 31, 2022, the Company and the Bank's estimated CBLR ratios were 12.80% and 12.07%, respectively, which exceeded the minimum requirement to be considered well-capitalized of 9%.

Asset Quality

The following table details total non-accrual loans (excluding PCD), non-performing loans, non-performing assets, troubled debt restructurings on which interest is accruing, and accruing loans 30 to 89 days delinquent at March 31, 2022 and December 31, 2021 (dollars in thousands):

	March 31, 2022	December 31, 2021
Non-accrual loans:
Held-for-investment
Real estate loans:
Multifamily	$1,853	$1,882
Commercial	5,380	5,117
One-to-four family residential	312	314
Home equity and lines of credit	279	281
Commercial and industrial	278	28
Total non-accrual loans	8,102	7,622
Loans delinquent 90 days or more and still accruing:
Held-for-investment
Real estate loans:
Commercial	37	147
One-to-four family residential	6	165
PPP loans	16	72
Total loans held-for-investment delinquent 90 days or more and still accruing	59	384
Total non-performing loans	8,161	8,006
Other real estate owned	100	100
Total non-performing assets	$8,261	$8,106
Non-performing loans to total loans	0.21%	0.21%
Non-performing assets to total assets	0.15%	0.15%
Loans subject to restructuring agreements and still accruing	$5,397	$5,820
Accruing loans 30 to 89 days delinquent	$4,084	$1,166

Other Real Estate Owned

Other real estate owned is comprised of one property acquired during 2021 as a result of foreclosure. The property is located in New Jersey, and had a carrying value of approximately $100,000 at March 31, 2022 and December 31, 2021, respectively. It is included in other assets on the consolidated balance sheets as of these dates.

Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status totaled $4.1 million and $1.2 million at March 31, 2022 and December 31, 2021, respectively. The following table sets forth delinquencies for accruing loans by type and by amount at March 31, 2022 and December 31, 2021 (dollars in thousands):

	March 31, 2022	December 31, 2021
Held-for-investment
Real estate loans:
Multifamily	$2,804	$—
Commercial	304	144
One-to-four family residential	554	593
Home equity and lines of credit	265	412
Commercial and industrial loans	140	—
PPP loans	1	2
Other loans	16	15
Total delinquent accruing loans held-for-investment	$4,084	$1,166

The increase in delinquent multifamily loans is primarily due to one loan with a balance of $2.2 million that became delinquent during the current quarter. The loan is well-secured by a residential apartment building in Brooklyn, New York, with an appraised value of $3.6 million.

PCD Loans (Held-for-Investment)
Under the CECL standard, the Company will continue to account for PCD loans at estimated fair value using discounted expected future cash flows deemed to be collectible on the date acquired. Based on its detailed review of PCD loans and experience in loan workouts, management believes it has a reasonable expectation about the amount and timing of future cash flows and accordingly has classified PCD loans ($14.1 million at March 31, 2022 and $15.8 million at December 31, 2021) as accruing, even though they may be contractually past due. At March 31, 2022, 1.5% of PCD loans were past due 30 to 89 days, and 23.1% were past due 90 days or more, as compared to 10.5% and 19.2%, respectively, at December 31, 2021.

COVID-19 Exposure

Management continues to evaluate the Company's exposure to increased loan losses related to the COVID-19 pandemic, in particular the commercial real estate and multifamily loan portfolios. During the second quarter of 2020, the Company implemented a customer relief program to assist borrowers that may be experiencing financial hardship due to COVID-19 related challenges. The relief program grants principal and/or interest payment deferrals typically for a period of 90 days, which management may choose to extend for additional 90 days periods. At the peak of forbearance, June 2020, the Company had 286 loans approved for payment deferral representing $360.2 million, or approximately 10% of the Company's loan portfolio. As of March 31, 2022, substantially all of the borrowers who had requested relief have returned to contractual payments.
Loans in deferment status (“COVID-19 Modified Loans”) have continued to accrue interest during the deferment period unless otherwise classified as nonperforming. COVID-19 Modified Loans are required to make escrow payments for real estate taxes and insurance, if applicable. The COVID-19 Modified Loan agreements also require loans to be brought back to their fully contractual terms within 12 to 18 months and include covenants that prohibit distributions, bonuses, or payments of management fees to related entities until all deferred payments are made. Consistent with industry regulatory guidance, borrowers who were otherwise current on loan payments and were granted COVID-19 related financial hardship payment deferrals will continue to be reported as current loans throughout the agreed upon deferral period. Borrowers who were delinquent in their payments to the Bank prior to requesting a COVID-19 related financial hardship payment deferral are reviewed on a case by case basis for TDR classification and non-performing loan status.

Other

During the fourth quarter of 2021, the Bank downgraded a lending relationship with an outstanding principal balance at December 31, 2021, of approximately $15.6 million to substandard, which is comprised of two commercial real estate loans with balances of $10.9 million, and a commercial line of credit secured by all unencumbered business assets with a balance of $4.7 million. In addition, the Bank has a commitment to fund $1.8 million under the line of credit with one of the entities in the relationship and all draws on the line are at the discretion of the Bank.
The commercial real estate loans are secured by two commercial properties with a current appraised value of $19.2 million. The lending relationship was downgraded as a result of legal matters against certain officers of the borrowing entities, including certain individuals who are guarantors to the loans, and the impact such legal matters may have on future operations of the entities.
All loans under the lending relationship are current as of April 27, 2022, and the entities continue to operate. The Bank continues to evaluate the financial condition, operating results and cash flows of the related entities and guarantors. At March 31, 2022, approximately $1.6 million of the allowance for credit losses has been designated to this lending relationship. Based on information available, the loans have not been designated as impaired and remain on accrual status. However, there can be no assurances that one or more of the loans under the relationship will not migrate to non-accrual status in the future or require the establishment of additional loan losses reserves.
During 2022, the Bank and the customer extended the maturity date of the commercial line of credit from March 1, 2022 to May 2, 2022, and further, the Bank received paydowns of approximately $3.5 million on the commercial line of credit, reducing the outstanding balance to approximately $1.2 million.

About Northfield Bank

Northfield Bank, founded in 1887, operates 38 full-service banking in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.
Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, the effects of the COVID-19 pandemic, including the effects of the steps taken to address the pandemic and their impact on the Company’s market and employees, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, the effects of war, conflict, and acts of terrorism, our ability to successfully integrate acquired entities, and adverse changes in the securities markets. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

	At or For the Three Months Ended
	March 31,		December 31,
	2022	2021	2021
Selected Financial Ratios:
Performance Ratios (1)
Return on assets (ratio of net income to average total assets)	1.04%	1.36%	1.18%
Return on equity (ratio of net income to average equity) (6) (7)	7.83	10.03	8.64
Average equity to average total assets	13.34	13.57	13.63
Interest rate spread	2.77	2.98	2.86
Net interest margin	2.87	3.10	2.96
Efficiency ratio (2)	48.49	45.70	48.52
Non-interest expense to average total assets	1.38	1.43	1.51
Non-interest expense to average total interest-earning assets	1.46	1.51	1.60
Average interest-earning assets to average interest-bearing liabilities	139.03	132.26	138.48
Asset Quality Ratios:
Non-performing assets to total assets	0.15	0.18	0.15
Non-performing loans (3) to total loans (4)	0.21	0.26	0.21
Allowance for credit losses to non-performing loans	481.24	427.95	486.80
Allowance for credit losses to total loans held-for-investment, net (4) (5) (6)	1.01	1.10	1.02

(1)Annualized when appropriate.
(2)The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(3)Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing (excluding PCD loans), and are included in total loans held-for-investment, net.
(4)Includes originated loans held-for-investment, PCD loans, and acquired loans.
(5)Excluding PPP loans (which are fully government guaranteed and do not carry any provision for losses) of $24.3 million, $167.9 million, and $40.5 million at March 31, 2022, March 31, 2021, and December 31, 2021, respectively, the allowance for credit losses to total loans held for investment, net, totaled 1.01%, 1.15%, and 1.03%, respectively, at March 31, 2022, March 31, 2021, and December 31, 2021.
(6)The Company adopted the CECL accounting standard effective January 1, 2021, and recorded a $10.4 million increase to its allowance for credit losses, including reserves of $6.8 million related to PCD loans.
(7)For the year ended December 31, 2021, in connection with the adoption of CECL, the Company recognized a cumulative effect adjustment that reduced stockholders’ equity by $3.1 million, net of tax.

NORTHFIELD BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts) (unaudited)

	March 31, 2022	December 31, 2021
ASSETS:
Cash and due from banks	$16,053	$18,191
Interest-bearing deposits in other financial institutions	119,461	72,877
Total cash and cash equivalents	135,514	91,068
Trading securities	12,156	13,461
Debt securities available-for-sale, at estimated fair value	1,154,277	1,208,237
Debt securities held-to-maturity, at amortized cost	5,243	5,283
Equity securities	7,883	5,342
Loans held-for-investment, net	3,898,581	3,806,617
Allowance for credit losses	(39,274)	(38,973)
Net loans held-for-investment	3,859,307	3,767,644
Accrued interest receivable	14,591	14,572
Bank-owned life insurance	165,336	164,500
Federal Home Loan Bank of New York stock, at cost	21,211	22,336
Operating lease right-of-use assets	32,813	33,943
Premises and equipment, net	25,356	25,937
Goodwill	41,012	41,012
Other assets	41,591	37,207
Total assets	$5,516,290	$5,430,542

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Deposits	$4,302,866	$4,169,334
Securities sold under agreements to repurchase	50,000	50,000
Federal Home Loan Bank advances and other borrowings	347,877	371,755
Lease liabilities	38,610	39,851
Advance payments by borrowers for taxes and insurance	30,032	24,909
Accrued expenses and other liabilities	31,507	34,810
Total liabilities	4,800,892	4,690,659

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	715,398	739,883
Total liabilities and stockholders’ equity	$5,516,290	$5,430,542

Total shares outstanding	48,910,192	49,266,733
Tangible book value per share (1)	$13.78	$14.18

(1)    Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Core deposit intangibles were $387,000 and $440,000 at March 31, 2022 and December 31, 2021, respectively, and are included in other assets.

NORTHFIELD BANCORP, INC.
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except share and per share amounts) (unaudited)

	For the Three Months Ended
	March 31,		December 31,
	2022	2021	2021
Interest income:
Loans	$36,721	$41,277	$38,702
Mortgage-backed securities	2,475	2,959	2,261
Other securities	695	424	563
Federal Home Loan Bank of New York dividends	245	370	255
Deposits in other financial institutions	58	37	68
Total interest income	40,194	45,067	41,849
Interest expense:
Deposits	1,159	1,870	1,246
Borrowings	2,166	3,021	2,234
Total interest expense	3,325	4,891	3,480
Net interest income	36,869	40,176	38,369
Provision/(benefit) for credit losses	403	(2,374)	39
Net interest income after provision/(benefit) for credit losses	36,466	42,550	38,330
Non-interest income:
Fees and service charges for customer services	1,331	1,197	1,500
Income on bank-owned life insurance	839	848	1,536
Gains on available-for-sale debt securities, net	264	97	519
(Losses)/gains on trading securities, net	(802)	364	607
Other	81	130	111
Total non-interest income	1,713	2,636	4,273
Non-interest expense:
Compensation and employee benefits	9,507	10,532	12,005
Occupancy	3,408	3,701	3,330
Furniture and equipment	426	437	427
Data processing	1,713	1,632	1,816
Professional fees	908	906	1,032
Advertising	433	465	633
Federal Deposit Insurance Corporation insurance	357	375	308
Other	1,957	1,515	1,139
Total non-interest expense	18,709	19,563	20,690
Income before income tax expense	19,470	25,623	21,913
Income tax expense	5,343	6,946	5,810
Net income	$14,127	$18,677	$16,103
Net income per common share:
Basic	$0.30	$0.38	$0.34
Diluted	$0.30	$0.38	$0.34
Basic average shares outstanding	46,811,331	49,528,419	47,212,839
Diluted average shares outstanding	47,088,375	49,633,644	47,667,987

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Three Months Ended
	March 31, 2022			December 31, 2021			March 31, 2021
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$3,848,053	$36,721	3.87%	$3,810,502	$38,702	4.03%	$3,873,884	$41,277	4.32%
Mortgage-backed securities (3)	938,465	2,475	1.07	896,912	2,261	1.00	1,116,281	2,959	1.08
Other securities (3)	255,980	695	1.10	202,453	563	1.10	101,523	424	1.69
Federal Home Loan Bank of New York stock	22,198	245	4.48	22,336	255	4.53	28,641	370	5.24
Interest-earning deposits in financial institutions	143,323	58	0.16	202,295	68	0.13	133,207	37	0.11
Total interest-earning assets	5,208,019	40,194	3.13	5,134,498	41,849	3.23	5,253,536	45,067	3.48
Non-interest-earning assets	279,508			292,366			310,681
Total assets	$5,487,527			$5,426,864			$5,564,217

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$2,954,133	571	0.08%	$2,891,982	$583	0.08%	$2,768,816	$932	0.14%
Certificates of deposit	373,113	588	0.64	394,148	663	0.67	611,267	938	0.62
Total interest-bearing deposits	3,327,246	1,159	0.14	3,286,130	1,246	0.15	3,380,083	1,870	0.22
Borrowed funds	418,736	2,166	2.10	421,746	2,234	2.10	591,993	3,021	2.07
Total interest-bearing liabilities	3,745,982	3,325	0.36	3,707,876	3,480	0.37	3,972,076	4,891	0.50
Non-interest bearing deposits	909,787			879,689			739,064
Accrued expenses and other liabilities	99,802			99,707			98,261
Total liabilities	4,755,571			4,687,272			4,809,401
Stockholders' equity	731,956			739,592			754,816
Total liabilities and stockholders' equity	$5,487,527			$5,426,864			$5,564,217

Net interest income		$36,869			$38,369			$40,176
Net interest rate spread (4)			2.77%			2.86%			2.98%
Net interest-earning assets (5)	$1,462,037			$1,426,622			$1,281,460
Net interest margin (6)			2.87%			2.96%			3.10%
Average interest-earning assets to interest-bearing liabilities			139.03%			138.48%			132.26%

(1)Average yields and rates are annualized.
(2)Includes non-accruing loans.
(3)Securities available-for-sale and other securities are reported at amortized cost.
(4)Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(6)Net interest margin represents net interest income divided by average total interest-earning assets.